Exhibit 4.13

BluePoenix Solutions Ltd.
Company No: 52-004306-8
-----------------------------------------------
Date: 01/May/2011
To:
Bank Discount Ltd.

Dear Sir/Madam,

Re: Irrevocable Letter of Undertaking

Whereas: We, the undersigned, BluePhoenix Solutions Ltd., Company No. 52-004306-8 (hereinafter: the “Company”) have received and/or are likely to receive from you, Israel Discount Bank Ltd (hereinafter: the “Bank”) from time to time: loans, credit, guarantees and banking services (hereinafter: the “Credit”) and accordingly we are indebted and/or will be indebted to the Bank for debts, undertakings, charges and various amounts, all of which is pursuant to the Bank’s records, as shall be in force and effect from time to time and at all times (hereinafter: the “Obligations”), and in this regard, the Company has signed and/or will sign, has furnished and/or will furnish the Bank with various documents in connection with the Credit and/or the Obligations, including, inter alia, forms, confirmations, written terms and conditions, collateral and guarantees, insurance rights, etc., according to the Bank’s records as they may be from time to time and at all times (hereinafter: the “Credit Documents”); wherefore, as additional collateral and guarantee for the Credit and the Obligations, we hereby declare, agree, testify, confirm and irrevocably undertake towards the Bank that for the duration of any period until the settlement and repayment of any Obligations to the Bank in connection with Credit (hereinafter: the “Credit Term”) we shall act, carry out and cause to be carried out and to fulfill all the terms and conditions, stipulations, actions and matters,  on  our account and our sole responsibility, to the satisfaction of the Bank, as set forth hereunder:

1. Definitions The terms and expressions in this Letter of Undertaking shall have the meanings set forth alongside them:
1.1	“ Stakeholder” or “Owner” –
Any shareholder in the Company that, directly or indirectly holds 5% or more of the Company’s shares and/or an official of the Company and/or a Stakeholder in the Company who is known to the Company (that is not derived from the holdings of up to 5% of the share capital of the Company or from receiving a salary from the Company) as per the situation today and/or as it will be from time to time and at all time

1.2	The “Company’s Financial Statements” –
The financial statements, including the consolidated financial statements of the Company, as prepared pursuant to any law and generally accepted accounting principles, inter alia, balance sheets, profit and loss reports, cash flow reports, reports of changes in the equity, including the remarks thereto, and, in addition, any report, notice or other documents that are required and/or will be required under any law and/or by any authorities and/or bodies and/or competent parties. The annual reports will be adjusted and/or audited by an external auditor (CPA), according to the principles, rules of reporting and the generally accepted financial reporting standards that are determined and/or will be determined from time to time by the Bureau of Accountants and/or under any law, and the quarterly reports pursuant to the rules and principles, rules of reporting and financial reporting standards that are determined and/or shall be determined from time to time by the relevant authorities in the United States (the SEC and the FASB) and/or according to any law.

[Stamp: BluePhoenix Solutions Ltd., Initialed]

1.3	“Equity” –
The issued and paid up share capital of the Company together with its capital funds and its remaining profits (surpluses) that are not designated, except for treasury shares (dormant shares of the Company), according to the generally accepted accounting principles and the generally accepted rules of reporting, together with the balance of the principal amounts of shareholders loan in respect of which letters of subordination have been signed in favor of the Bank, by the Company and its shareholders, after the deduction of debtors of the Company who are Stakeholders and after the deduction of guarantees provided by the Company as collateral for the Obligations of Stakeholders.

1.4	“Tangible Equity” –
The equity after deducting intangible assets, such as: deferred expenses, advance prepaid expenses, goodwill, patents, trademarks, copyright, software development costs, deferred tax assets, deposits as security for rent costs, etc.

1.5	“Shareholders Loans” –
Loans of any nature whatsoever lent by anyone who is a Stakeholder in the Company, excluding loans from financial institutions whose business it is to provide loans in the normal course of business, and excluding loans in the amount of $5,000,000 from the DS Apex Holdings Group, and an additional lender that joins the agreement that will be signed with DS Apex with regard to this loan.

1.6	The “ Companies Law ” –	The Companies Law, 5759 – 1999 and/or any other law that is passed in addition to or in lieu thereof.
1.7	The “Credit Documents” –
Any of the documents, Credit, proof, professional legal and other opinions, information, material, forms, written terms and conditions, credit documents, settlement table, agreements, arrangements, credit documents, finance documents, collateral and guarantees, this Letter of Undertaking etc., as required by the Bank and as set forth in this Letter, including (1) letters of general terms for opening accounts of the Company at the Bank and managing them, including any of the documents connected therewith; (2) credit documents; (3) collateral and guarantee documents, as set forth in this Letter; (4) this Irrevocable Letter of Undertaking; (5) the legal opinion – the legal opinions which the Company undertakes to give to the Bank and/or to sign and/or to see to it that they are signed and/or to register them lawfully and on time, as per the Bank’s requirements, all of which is for the account and the responsibility of and at the expense of the Company, and all of which shall be to the satisfaction of the Bank.

[Stamp: BluePhoenix Solutions Ltd., Initialed]

1.8	“Factoring Transactions” –	A sale to third parties of accounts and debts of the Company’s customers.
1.9	“Property” –
The Company’s property, including: land, chattels, cash, rights, assets and any other matters in the most comprehensive manner without limitation; including: the interest and the income thereon, their replacements, property which is in consideration for such property, and any property that derives or arises from the profits of the aforesaid property.

1.10	“ EBITDA ” –
The net operating profits of the Company from normal activities before deducting interest, taxes, devaluation, deductions of any nature whatsoever, as set forth in the Company’s financial statements in that year, while disregarding one-time expenses that do not reflect the Company’s  normal course of business, as set forth in the audited and reviewed Financial Statements of the Company.

1.11	“Structural Change”
A merger or split or transfer of assets in consideration for shares  as defined in Part E2 of the Income Tax Ordinance (New Version) and/or as defined in the Companies Law, 5759 – 1999 (or the provision of any law that is enacted in lieu of the above).

2.	Fees

2.1	General – The Company shall pay the fees and charges to the Bank, as set forth in the Credit Documents, in addition to what is set forth in Section 2.2 hereunder.

2.2
Fee for preparing documents in respect of dealing with this document – in an amount USD 12,000 which will be paid by us to the Bank upon our signature of this Letter, which is final and binding on the Company and which shall not be refunded under any circumstances whatsoever.

3.	Preconditions and Suspending Conditions, Declarations, Financial Stipulations and Covenants

3.1
It is hereby agreed, as preconditions and suspending conditions that are set forth hereunder, for the provision of the Credit and/or the continued existence of the Credit after it has been given, and for nonfulfillment of the repayment and presenting for immediate repayment during any Credit Term until repayment of the Credit and the full and final settlement thereof pursuant to the Bank’s records, all the conditions of the provisions, rules, representations and facts as well as all the other terms and representations in this Letter shall apply and be fulfilled as set forth hereunder, and the Company (by its signature at the foot of this Letter) hereby agrees and undertakes irrevocably in favor of the Bank to fulfill and carry out and/or to see to it and to ensure that they are fulfilled and carried out to the satisfaction and, in the opinion of the Bank, reasonably and pursuant to the purpose of this Letter during the entire Credit Term until the full and final payment and settlement thereof pursuant to the Bank’s records, all of which is in addition to and without derogating from the foregoing, which is stipulated and required in the Credit Documents, and set forth below are the rules, facts, provisions and terms which the Company undertakes in favor of the Bank, as aforesaid:

3.1.1	The Equity of the Company shall not, at any time, be less than USD 35 million or less than 40% of the total assets in the balance sheets, whichever is the higher.

[Stamp: BluePhoenix Solutions Ltd., Initialed]

3.1.2	The Tangible Equity of the Company (pursuant to the Consolidated Financial Statements) shall not, at any time, be less than the total deficit of USD 7 million.

3.1.3
The annual EBITDA of the Company (pursuant to the Annual Audited Financial Statements) – after deducting one-time expenses which are not in the Company’s normal course of business as well as expenses in respect of options or share units to employees, consultants and directors, from the date of the Financial Statements to 31.12.2010, and during the entire Credit Term – shall not be less than USD 3 million.

3.1.4
The total balance of the Obligations towards banks, financial institutions, bondholders and other financial backers, shall not, during the entire Credit Term and as long as the Company owes money to the Bank, exceed an amount that constitutes 70% of the total balance of customers, cash, money equivalents and bank guarantees provided as security for Credit in any of the financing banks.

3.1.5
The total balance of the Obligations towards banks, financial institutions bondholders and other financial backers, shall not, during the entire Credit Term and as long as the Company owes money to the Bank, exceed an amount that constitutes 30% of the total assets in the balance sheet.

3.1.6
The Company undertakes to refrain from carrying Factoring Transactions, except for transactions where: (1) the total amount thereof that has not yet been recovered does not exceed USD 6 million at any point in time whatsoever; (2) the Company receives a cash equivalent in consideration for a Factoring Transaction, as set forth in this section, after deducting interest as is generally accepted in the industry; (3) the aforesaid Factoring Transactions were carried out with one of the following companies: Peninsular Financial Ltd, Cal Factoring, Clal Factoring, Ampa Capital Factoring, Global Factoring Ltd, Bibby International Trade Finance or other companies that do not have goodwill as financial backers in the grey market.

3.1.7	The total amount of the balance of cash and money equivalents in the Company’s quarterly balance sheet shall not be less than USD 6,000,000 (six million United States Dollars).

3.1.8	The stipulations referred to above will be checked by the Bank according to the Quarterly Consolidated Financial Statements of the Company, unless stated otherwise.

[Stamp: BluePhoenix Solutions Ltd., Initialed]

3.1.9
We are aware that the financial ratios are based on accounting standards and existing accounting principles that were applied in our last Financial Statements. The application of different accounting rules and principles from those on which basis our last Financial Statements were prepared, including the International Financial Reporting Standards (“IFRS”), accounting standards in Israel and/or in the USA (hereinafter: “New Standards”) are likely to leads to changes that have implications with respect to the financial ratios. At any time that it becomes clear to the Bank that the changes that have been caused and/or are about to be caused to our Financial Statements, because applying the New Standards makes this necessary, it shall be entitled, after consultation with us, but without requiring our consent, to inform us of the changes required by it to the financial ratios, so as to adapt them to the said changes, with the intention of making them conform with the original financial purposes according to which the financial ratios were determined (hereinafter: the “Adjusted Financial Ratios”),  Should the Bank inform us what the Adjusted Financial Ratios are, they will be binding upon us as of the date that the Bank’s notice is given to us.

With respect to Financial Statements prepared according to the USGAAP Standards, the definition of Equity (in relation to consolidated reports) shall not include the rights of the minority which appear as part of the Equity.

3.1.10
We undertake not to execute and/or to request a loan and/or Credit of any nature whatsoever and/or guarantee of  any nature whatsoever from a Stakeholder in the BluePhoenix Solutions Ltd Group (hereinafter: the “Group”), in an accumulated amount that exceeds USD 2 million, without receiving the Bank’s prior written consent. Notwithstanding the foregoing, the Company may take loans and enter into transactions without any limitation with its subsidiaries, and amongst themselves, in the normal course of business.

3.1.11
The Company shall not adopt resolutions nor shall it initiate and/or submit applications concerning merger (as defined in the Companies Law and/or in any other law), voluntary dissolution, a corporate Structural Change contrary to what is stated hereunder in this Letter (subject to and without violating the duties of the Board of Directors and officials pursuant to the Companies Law and pursuant to any law, but in the aforesaid instance the Company shall, prior thereto, repay all of its financial Obligations to the Bank), a resolution concerning compromise or settlement as defined in the Companies Law and/or an application for an order to stay proceedings pursuant to the Companies Law. It is clarified that if the Board of Directors approves or gives a positive opinion in respect of a merger, voluntary dissolution or Structural Change, this will constitute grounds for presenting the Credit for immediate repayment.

3.1.12
Undertaking relating to Payments to Stakeholders – The Company shall not pay, nor may it declare, pay, distribute or (as the case may be) carry out, or undertake to declare, pay, distribute, carry out, either directly or indirectly, in any way whatsoever –  to any of the Stakeholders in the Company or relative of a Stakeholder and/or to a corporation (including a partnership or enterprise) under the control of any of them and/or to a corporation (including a partnership or enterprise) under the control of any of them together with others and/or to a third party who replaces them or acts on their behalf, except to a corporation under the control of the Company itself – dividends or other distributions, repayment of Shareholders Loans, salaries, expenses, management fees, consultation fees, participation fees, commissions, or any amount that is owed and/or that will be owed in the future to them in respect of any other cause whatsoever, either in cash or money equivalent, whatever they are called, either directly or indirectly, and not to allow them to withdraw any amount of money or money equivalent, as aforesaid, or in any other manner; moreover, the Company may not provide loans to Stakeholders without receiving the Bank’s prior written consent. Notwithstanding what is stated above in this section, it is hereby agreed that the Company may pay the CEO of the Company remuneration in connection with his position in the Company, and it may also pay a director of the Company or the Stakeholder or his relatives, as the case may be, a salary that is generally acceptable in respect of his role as a director or another position that he holds in the Company. Moreover, the Company may pay amounts to Stakeholders and their relatives and/or to corporations under the control of any of them, as stated above, in respect of transactions and engagements which are in the normal course of business of the Company and of the Stakeholder, and on reasonable and fair market terms as is normal in transactions of this nature (hereinafter: “Permitted Payments”).

[Stamp: BluePhoenix Solutions Ltd., Initialed]

3.1.13
If it becomes clear to the Bank that the amounts of the Permitted Payments could cause a situation in which the Company is unable to meet its Obligations, then the Bank shall be entitled to demand the limitation of the amounts of the Permitted Payments and/or to determine various terms in respect thereof, and the Company shall ensure and/or see to it that the Bank’s requirements and the terms and conditions that are determined by it are fulfilled and carried out by it.

3.1.14
The Company shall not, either directly or indirectly, carry out irregular transactions, as defined in the Companies Law (including providing loans) with any of the Stakeholders in the Company or a relative (as this term is defined in the Companies Law) of a Stakeholder and/or with a corporation under the control of any of them and/or with a corporation under the control of any of them in conjunction with others and/or with a third party who acts on their behalf or a person who steps into their shoes, except with corporations under the control of the Company and except for transactions with any of the Stakeholders, their relatives and/or a corporation under the control of any of them, which fall within the field of activity of the Company, provided that they have been approved pursuant to the provisions of the Companies Law, 5759 -1999, without receiving the prior consent of the Bank.

3.1.15
The Company undertakes that without the Bank’s prior written consent it will not make material investments that are not within the field of its activity, but  only after receiving the Bank’s prior written consent. With regard to this section, “material investments” are annual investments, in a cumulative amount that exceed USD 1,000,000 in any calendar year. The “Field of Activity” with respect to this document means development and marketing activities of software tools for upgrading and modernizing computerized systems or systems to manage know-how or professional services.

3.1.16
The Company undertakes not to sign a guarantee as security for loans and Credit of a third party in favor of any party whatsoever, nor to undertake to indemnify any party whatsoever nor to undertake to indemnify any party whatsoever in respect of such loans and Credit, without obtaining the prior written consent of the Bank, provided that the Company may give such a guarantee and indemnity in respect of Credits and loans of subsidiaries in a cumulative amount that does not exceed $1,500,000.

[Stamp: BluePhoenix Solutions Ltd., Initialed]

3.1.17
The Company hereby undertakes to take measures to manage its business and its activities, and moreover, to see to it that the business and activities of corporations under its control are managed responsibly and solvently, so that it is able or will be able in the future to meet and fulfill, and indeed it shall meet and fulfill, all its Obligations, and they will pay all the Obligations, undertakings and charges that exist and/or which will apply to them.

3.1.18
No changes whatsoever shall be made to the incorporation documents of the Company, if they affect – or if there is a high degree of probability that they might affect – the Bank’s rights in any way whatsoever in relation to this Letter of Undertaking. Notwithstanding the foregoing, it is clarified that the Company intends proposing an amendment to the Articles of the Company at a meeting of the shareholders of the Company in 2011, which will confer a casting vote on the Chairman of the Board of Directors of the Company, as well as amendments relating to insurance and indemnity of officials as a result of the Law of Administrative Enforcement and Amendment of the Companies Law, and that these amendments will not require the approval of the Bank.

3.1.19
Any amounts of any nature whatsoever, that the Company owes and/or will owe in the future to Stakeholders and/or to their immediate family for any reason whatsoever, are and will be subject and subordinated (principal and interest) to the amounts of the debt to the Bank, and in any event shall not be secured by any collateral whatsoever except with the prior written consent of the Bank and provided that it will be subordinate to the Bank’s collateral, and the Company hereby undertakes not to repay Stakeholders and/or their relatives any amount whatsoever that has been provided and/or will be provided to it by them in any way or manner whatsoever, except as part of a permitted distribution and Permitted Payments as stated in this financing agreement.

3.1.20
The Company shall inform the Bank of any intention or initiative of the shareholders to make Structural Changes, which notice is given to the Company. For the avoidance of doubt, the Company shall oppose and shall not agree to any intention or initiative, as aforesaid, unless the Bank has given its prior written consent in this regard, subject to and without breaching the duties of the Board of Directors and the officials, pursuant to the Companies Law and under any law.

3.1.21	The Company undertakes to inform the Bank immediately upon becoming aware of the occurrence of the events set forth hereunder:

3.1.21.1.
Any case of an imposition of an attachment over its property, its assets or its rights, in respect of financial Obligations that exceed, cumulatively, NIS 400,000. The Company undertakes to give notice to the party making the attachment immediately about the pledge in favor of the Bank and, immediately, without delay and at its expense, to take all reasonable measures in order to refuse the attachment. Moreover, the Company undertakes to inform the Bank immediately of a claim of any right whatsoever in connection with the collateral and the guarantees and/or of any proceedings in the attachment office and/or of any injunctions and/or mandatory injunction and/or attachment orders and/or other proceedings that have been instituted for the realization thereof, and to immediately inform the party who instituted the action of the pledge in favor of the Bank and, at its expense and without delay, to take all reasonable measures to cancel the aforesaid action.

[Stamp: BluePhoenix Solutions Ltd., Initialed]

3.1.21.2.	Any change of its name and/or address.

3.1.21.3.
Without derogating from the undertakings to give the Bank information, which is imposed on the Company pursuant to the financing agreement and/or pursuant to any other provisions whatsoever of any of the Credit Documents, the Company will furnish the Bank, without delay, with:

(i)
A notice of any claim, arbitration, administrative or regulatory proceedings against the Company and/or pertaining to it, which are expected to have a material adverse effect on the Company, including a notice of any threat of a lawsuit, arbitration or proceedings, as aforesaid. The notice shall be given to the Bank as soon as possible after the information in this regard reaches its attention.

(ii)
Notice of any incident of a material breach of this agreement (without taking into consideration the counting of the days of waiting and/or repair, if and insofar as they are agreed to), giving reasonable details of the particulars and of the steps that have been taken or are being taken (if any) to repair them.

3.1.21.4.
The Company undertakes to give the Bank a copy of any demand and/or notice that it receives from any authority and/or governmental body and/or authorized party according to the law, in the State of Israel and/or in any other country, in connection with the management of it business and which is expected to have an material adverse effect.

3.1.22
In the event that the Company signs other and/or improved financial stipulations in relation to the stipulations of the Bank in favor of other creditors, the Company will also sign these stipulations, mutatis mutandis, in favor of the Bank and, in any event, they shall also be deemed to apply to the financing agreement in favor of the Bank, even if they are not signed by the Company.

3.2
All the “collateral and guarantees” (as defined and set forth in Section 4 of this Letter) as well as all the other undertakings, representations, confirmations and references, as stated and as set forth in this Letter and all the sections and provisions hereof, have been given to the Bank and carried out and registered lawfully and they are of full force and affect.

3.3
The Company has received the consent, authorization, permits, licenses and confirmations required in connection with the signature by the Company of this Letter, the engagement with the Bank pursuant to the terms of this Letter, the provision of the collateral and guarantees pursuant to the terms of this Letter and the terms and conditions of any of the collateral and guarantee documents, as the case may be, and, as of the date of signature of this Letter, there is no impediment or limitation to the enforcement of any one of these, from time to time, on the Company, and there is no need to receive the consent and/or any additional licenses whatsoever in connection with any one of the above. The Company undertakes to furnish the Bank with copies of confirmations, licenses and permits, upon the first demand by the Bank.

[Stamp: BluePhoenix Solutions Ltd., Initialed]

3.4
All the Company’s undertakings pursuant to this Letter and/or pursuant to any one of the collateral or guarantee documents are valid undertakings by the Company which are lawful, effective, obligatory and are enforceable on the Company, pursuant to the terms and conditions of any one of the above, as the case may be, subject to the provisions of any law.

3.5
There has been no breach event or any event which, by the passing only of a period of time or with the giving of notice, or both of these, constitute a breach event, pursuant to the terms and conditions of this Letter and/or a material breach pursuant to the terms and conditions of any agreement and/or engagement and/or other document signed by the Company. The provisions of this section shall enter into force and effect immediately after the documents replacing the existing agreements have been signed with Bank Leumi LeIsrael Ltd, Bank Hapoalim Ltd and the First National Bank of Israel Ltd, which shall be done not later than 30.5.2011.

3.6
No legal impediment whatsoever will be created to the provision of Credit and/or to the use of the consideration thereof, in whole or in part, under the law, including pursuant to the provisions of the Bank of Israel.

3.7
The Addition of Special Interest – It is hereby agreed and emphasized that the interest rate on the Credit used  but not repaid shall increase automatically by 4% (four percent) in the case of any breach of the terms and conditions of this Letter, which breach is not repaired even after the duration of 30 days from receipt of the Bank’s written notice by the Company, with respect to the entire period of the breach, pursuant to the Bank’s records, as a result of the increased risk to the Bank as a consequence of the breach. At the end of the period of the said breach, the interest will be reduced to the interest rate agreed on between the parties. The addition of this special interest will be charged by the Bank to the Credit account and will be paid by us separately, in conjunction and together with the interest payments or charges, as set forth above and in addition thereto. For the avoidance of doubt, it is emphasized that the addition of this special interest will not be refunded in any event or circumstance whatsoever, even after repair of the breach, except in circumstances in which the Bank agrees to waive or postpone performance of the Obligation that was breached or to change it or to give any extension whatsoever. It is hereby clarified that the Bank’s right to the additional special interest in the case of a breach that is not repaired even after written notice, as aforesaid, and even after actual collection thereof, as aforesaid, shall not derogate, delay of affect any remedy or relief or right or cause of action that is available to the Bank against us pursuant to this Letter, or pursuant to the terms and conditions of managing the current account by the signature of the Company and, inter alia, nothing stated above shall derogate from the Bank’s right to collect from the Company and its  Obligation to pay the Bank arrear interest, as stated above in this Letter as an addition to the interest that is accrued, as aforesaid, or from any other rights or causes of action that are available to the Bank, in circumstances or in cases of a material breach or the failure to fulfill our Obligations, in whole or in part, and what is stated in this section is in addition thereto.

[Stamp: BluePhoenix Solutions Ltd., Initialed]

4.	Collateral and Guarantees –

As a further suspending condition and precondition to allocating Credit and using it, the Company will issue and furnish the Bank with a current first class pledge over all the Company’s property, of any nature whatsoever, in favor of the Bank, pari passu, with Bank Leumi LeIsrael Ltd, Bank Hapoalim Ltd and the First National Bank of Israel Ltd, worded according to what is generally acceptable by the Bank.

4.1
The Bank may sell and/or transfer and/or assign and/or endorse and/or securitize the Credit and/or the Credit Documents, in whole or in part, to any banking organization or institution whatsoever, on the terms and conditions that the Bank deems fit (provided that the terms of transfer/assignment/securitization also include a prohibition against transfer/assignment/securitization to an entity that is not a banking entity or an institution), and provided that the rights and obligations of the Company pursuant to the Credit Documents are not changed and remain in full force and effect.

4.2
All the Credit Documents – including the collateral and guarantee documents as stated above – will be signed, prepared, arranged and delivered to the Bank and lawfully registered, according to the wording and on the terms and conditions, and pursuant to the agreements as required by the Bank, pursuant to the terms and conditions of the agreements with the Bank, all of which shall be on the  account and at the expense and the responsibility of the Company.

4.3
Any essential act regarding the Company’s property, by the Company, which materially and immediately adversely affects the Company’s financial ability to make repayments shall not be done or carried out unless all the details are presented in a written report to the Bank, and the Bank has received the Company’s opinion and all the explanations and the material in this regard, and the Bank has given its prior written consent therefor prior to the execution.

4.4
Any terms of the Credit, as they are used by the Company from time to time, will be detailed by way of supplementing the Credit Documents separately. Nevertheless, it is agreed that in the case of any contradiction whatsoever between the provisions of this Letter and the provisions of the Credit Documents, the provisions of this Letter will prevail, and that the Credit Documents will be interpreted in the spirit of this Letter.

5.	Reports –

5.1
The Company will furnish the Bank with the Quarterly Financial Statements of the Company and the operating reports by and not later than 90 (ninety) days after the end of any calendar quarter and/or annual reports by and not later than 120 (one hundred and twenty) days after the end of any calendar year.

5.2
In addition, and without derogating from the foregoing, the Company will, from time to time and at the Bank’s request, furnish additional information about the business data and the financial situation of the Company, in reporting written in the format of a report, and based on the details reasonably requested by the Bank and confirmed by the Company’s auditor, within 30 days of the date of any request for a report by the Bank or another time that is reasonable in the circumstances of the matter.

[Stamp: BluePhoenix Solutions Ltd., Initialed]

5.3
In addition, the Company will furnish the Bank, by no later than 60 days after the end of any quarter, with details of any data connected with the financial stipulations specified in this Letter, signed by the CEO of the Company or the CFO of the Company.

6.	Control and Means of Control –

6.1
In the event that a new Stakeholder, who holds more than 5% of the issued share capital of the Company, joins the Company, including if any of the existing shareholders become Stakeholders who hold more than 5% of the issued share capital of the Company, the Bank may decide that under the circumstances it does not wish to continue providing Credit to the Company and/or to demand that the Company repays the Credit that it took from the Bank by immediate repayment. Notwithstanding the foregoing, in the event that new Stakeholders join the Company, as aforesaid, that are not financial institutions, investment funds with Equity in excess of USD 70,000,000 or institutional investors, this will not constitute grounds to present the debts for immediate repayment.

6.2
The Company will inform the Bank as soon as possible after becoming aware of any change in shareholders that are Stakeholders in the Company, after receiving written notice of this from that Stakeholder.

6.3	Presenting Credit for immediate Repayment –

6.3.1
It is agreed the Bank shall have grounds to bring forward the payment date of the Credit and to present it for immediate repayment (including realization of the collateral and the guarantees, and setoff of the realization considerations on account of the secured debts) but only on the occurrence of one of the following events and subject to the Company failing to repair each and every one of the following events even after the expiry of 30 days from the date of receiving a written notice from the Bank detailing the events that occurred and the actions that must be taken:

6.3.1.1.
If the Company fails to pay the Bank any amount whatsoever that is owed to the Bank by the Company – on the repayment date that has been agreed to between the Bank and the Company – and the breach is not repaired within 7 days, as stated above, from the day that it is lawfully demanded in writing to do so by the Bank.

6.3.1.2.
If the Company fails to pay the Bank, within 7 days of its demand to do so, the amounts, in respect of which no agreed repayment date has been set and which payment the Bank has demanded from the Company pursuant to the Credit Documents, and if the breach is not repaired within 7 days of the date that is was lawfully demanded to do so by the Bank in writing.

6.3.1.3.
If it becomes clear to the Bank that changes have been made that somehow affect or that they will probably somehow affect the Bank’s rights in connection with the Credit Documents without the Bank’s prior written consent in this regard.

[Stamp: BluePhoenix Solutions Ltd., Initialed]

6.3.1.4.
If grounds arise for a creditor of the Company – pursuant to the engagement documents between it and the Company – to bring forward the date of repayment of its Obligations and/or to present its Obligations for immediate repayment, provided that these Obligations for the creditor in question are not less than NIS 200,000.

6.3.1.5.
If there is a material breach of the terms and conditions of this Letter, and/or the terms and conditions of the Credit Documents, which is not repaired within 7 days of the day that the Company received written demand from the Company to do so.

6.3.1.6.
If an event occurs and/or circumstances exist and/or any situation whatsoever exists which materially affect the value of the collateral put up by the Company in favor of the Bank, in a way that arouses reasonable concern that the value of the collateral will not be sufficient to cover the unpaid balance of the Credit and the loans that were provided by the Bank to the Company, by way of quick realization.

6.3.1.7.
If a substantial worsening occurs in the financial situation and/or the financial repayment ability of the Company and reasonable concern also exists that the value of the collateral will not be sufficient to cover the unpaid balance of the Credit and the loans that have been provided by the Bank to the Company, by way of quick realization.

6.3.1.8.
If situations and/or conditions and/or circumstances in which there is no reasonable chance that the Company will pay the debt to the Bank and/or a real concern exists that a debt of the Company will not be paid in the amounts, installments or dates pursuant to the terms of the Credit Documents and/or that the Company is not fulfilling and/or will not be able to fulfill its fundamental undertakings to the Bank on due date, as stated in this Letter and/or in the Credit Documents and/or the collateral and guarantee documents.

6.3.1.9.	If the Company commits a material breach of any of its fundamental obligations, pursuant to this Letter and/or if it becomes clear that any of its material declarations is incorrect.

6.3.1.10.
If any attachment whatsoever is imposed over any of the Company’s assets or over a substantial part thereof, or over all or a substantial part of the collateral or the guarantees that have been given and/or will be given to the Bank, pursuant to this finance agreement, or if any act of the attachment office is carried out with respect to the Company, and the attachment or action of the attachment office is not  cancelled within 45 days of the date of imposition of the attachment or from the date of performance of the action by the attachment office as aforesaid, as the case may be, provided that if, in the opinion of the Bank, material damage is likely to be caused to the Bank by providing this extension, this extension shall not apply.

[Stamp: BluePhoenix Solutions Ltd., Initialed]

6.3.1.11.
If an official receiver (interim or permanent) or an official receiver and administrator, or a liquidator (interim or permanent) is appointed over the Company’s business and/or over the Company’s assets or a significant part thereof, and the appointment is not annulled within 45 days and/or in the event of a compromise or creditors’ arrangement, except for a creditors arrangement to which the Bank has agreed in writing and in advance.

6.3.1.12.
If an application for an order to stay proceedings is filed against the Company pursuant to Section 350 of the Companies Law 5759 – 1999 or pursuant to any other or additional law that is enacted in lieu thereof, and this is not cancelled within 30 days, and this significantly worsens or endangers the value of the collateral given to the Bank, in a way that the value of the collateral will not be sufficient to cover the unpaid balance of the Credit and the loans that have been provided by the Bank to the Company, by way of quick realization. The said period of 30 days shall apply unless there is a high degree of certainty that it will affect or cause significant and irreversible damage to the Bank.

6.3.1.13.
If a resolution is proposed with regard to one of the following matters on the agenda of a general meeting and/or a meeting of the Board of Directors of the Company: a resolution pursuant to Sections 350 and/or 351 of the Companies Law, 5759 – 1999, or a resolution concerning a voluntary dissolution or a resolution concerning a merger and/or Structural Change in the Company.

6.3.1.14.	If the business activities of the Company, or the commercial business of the Company is stopped and not renewed within 60 (sixty) days of that stoppage.

6.3.1.15.
If a material license/concession that the Company received is cancelled or suspended, or if, in the Bank’s opinion, there is a material change in the terms of the license/concession that the Company or the Owner received and in the Bank’s opinion as a result of the change or the cancellation, as the case may be, the chances of being repaid in full and on due date in respect of the Credit will be affected.

6.3.1.16.
If the Company fails to furnish the Bank with Financial Statements as required from time to time pursuant to this Letter and the breach is not repaired within 30 days of receiving the Bank’s demand to furnish them.

[Stamp: BluePhoenix Solutions Ltd., Initialed]

6.3.1.17.	If a share of the Company is not traded on the Stock Exchange during a continuous period of 7 days, for any reason whatsoever, or if the Company ceases to be a public company.

6.3.1.18.	If an event, or a series of events, occurs, which constitutes a sale and/or transfer in any way whatsoever of the significant activities of the Company, without the Bank’s consent.

6.3.1.19.
If an event occurs or a condition exists which constitutes a material breach, pursuant to the terms and conditions of any undertaking of the Company and/or agreement and/or document by which the Company is obligated or will be obligated towards another banking or financing corporation, in connection with loans that the corporation or creditor provided to the Company in the sum of at least NIS 200,000 (cross default), and that banking and/or financing corporation and/or creditor does not waive the said breach in writing.

6.3.2
In a case of an occurrence of any events whatsoever specified above in this section, in respect of which a repair or correction period is determined, if the Bank’s rights could be substantially affected as a result of the suspension of its activities during the correction or repair period, the Bank will be entitled to shorten the correction or repair period in order to prevent the aforesaid substantial harm.

7.	Miscellaneous –

7.1
All the expenses, charges, costs and taxes that – pursuant to the law and/or pursuant to the provisions of the Credit Documents – are imposed on the Company in connection with and pertaining to this Letter and/or to the Credit Documents and/or the collateral and guarantee documents, they will apply to the Company and the Company will be solely obligated to bear them and to pay them on its account and at its expense, on its sole responsibility.

7.2
This Letter constitutes and will constitute and will always be an integral part of the Credit Documents and the collateral and guarantee documents as the Bank deems fit and/or will deem fit from time to time and at all times, by the signature of the Company in favor of the Bank, according  to their validity at all times in connection with this transaction, in a way that they can be read together, in continuation and in one sequence and as one unit, as one of the terms thereof, as supplementing and adding to each other.

7.3
The Company declares and undertakes towards the Bank that it has duly adopted all the resolutions and received all the confirmations required pursuant to any law and pursuant to its incorporation documents, to engage in this Letter and to carry out all its Obligations pursuant hereto, and that it does not require the consent or approval of any third party to engage in this Letter and to carry out any of its Obligations as set forth herein; in addition, the Company declares and undertakes towards the Bank that there is no prohibition and/or impediment and/or limitation whatsoever, either according to law or by agreement to the Company signing  this Letter, obtaining the Credit and performing all its obligations pursuant hereto, and its engagement in this Letter and its fulfillment hereof does not constitute a breach and/or violation of a right of any third party, including under the law and/or an agreement and/or any other undertaking towards a third party.

[Stamp: BluePhoenix Solutions Ltd., Initialed]

7.4
Any breach and/or nonfulfillment of all and/or any material part of what is stated and stipulated in this Letter will constitute and be deemed a breach of the Credit Documents as well as the collateral and guarantee documents, as well as additional grounds of default which will confer a right on the Bank to advance the payment of the Bank Credit and to present the Credit for immediate repayment with all the implications arising as a result thereof.

7.5
The addresses of the parties for purposes of the Letter shall be as stated above at the start of this Letter, as long as notice is not received by either of the parties from the counter party about specifying another address in Israel which has been approved by the Bank and the Company in writing.

7.6
This Letter and each and every Credit Document and the collateral and guarantee documents and any of the various other documents signed by the Company will be governed only by the laws of the State of Israel, as they may be from time to time.

7.7	The sole and exclusive place of jurisdiction for purposes of this Letter will be the competent courts in Tel Aviv – Jaffa, Israel.

7.8
In the event that regulatory restrictions apply to the Bank, including as required pursuant to the provisions of the State of Israel (including Provision No. 313 “restrictions as to the liability of a single borrower and of a group of borrowers”) in connection with the group of borrowers of which the Company is one, at any time, and, according to the calculations and the demand of the Bank there will be a need to reduce the liability of the Company, then, in these circumstances, the Bank will be entitled to advance the repayment date of the principal amount as demanded by the circumstances of the matter and to present this principal amount for immediate repayment, and the Company hereby undertakes to repay the amount demanded by the Bank, as aforesaid, within 30 days from the date of the Bank’s demand, without the Company being billed with commission and/or any other amount whatsoever in addition to the amount that is to be repaid, as aforesaid. After the repayment, as demanded, the Bank will correct the Credit Settlement Table having regard to the amount of Capital that has been repaid, as aforesaid, in accordance with the Bank’s demand.

7.9	The appendices to this Letter constitute an integral part hereof.

7.10
This Letter of Undertaking is in lieu of and replaces the Irrevocable Letter of Undertaking dated 15/7/2007 (hereinafter: the “Old Letter of Undertaking”) and the first addendum to the Old Letter of Undertaking dated 15/8/2007, as well as the second addendum to the Old Letter of Undertaking dated 22/2/2010.

In witness whereof the parties have signed this Letter

BluePhoenix Solutions Ltd.

I the undersigned Yael Peretz, Attorney, acting in the capacity of legal advisor to BluePhoenix Solutions Ltd., Company No. 52-004306-8 (hereinafter: the “Company”) hereby certify to Israel Discount Bank Ltd (hereinafter: the “Bank”) that the aforementioned document was signed on behalf of the Company by Messrs. Arik Kilman, ID No. __________ and Nir Peles, ID No. ___________ who authorized by their signatures to bind the Company in favor of the Bank, pursuant to the resolutions of the competent organs of the Company which were duly adopted on 1/May/2011 (hereinafter: the “Resolution”) as well as by virtue of the incorporation documents, Memorandum and Articles of the Company, and that pursuant to the Resolution there is no limitation and/or impediment under the law and/or any agreement to  the drafting and/or signature and/or issuance of the aforesaid document and/or to carrying out everything stated in the aforesaid document in favor of and for the benefit of the Bank, as set forth and as stated above in the document, in a way that the aforesaid document is binding upon the Company, enforceable against it by the Bank and valid in favor of the Bank for all intents and purposes.

Date 1/May/2011	Reg. No. 23775
Attorney ………….